Exhibit 10.53

SECOND LOAN EXTENSION AGREEMENT

This Second Loan Extension Agreement (the “Agreement”), made effective April 7, 2015 (the “Extension Effective Date”), by and between Infinity Energy Resources, Inc., a Delaware corporation (the “Company”) and SKM Partnership, Ltd., a Texas limited partnership (“Holder”).

WITNESSETH:

WHEREAS, on December 27, 2013, the Company obtained a loan from Holder in the principal amount of $1,050,000 (the “Loan”);

WHEREAS, Holder issued to Company, and Company executed, (1) an 8% Promissory Note evidencing the Loan, dated December 27, 2013, as amended by that certain First Amendment to Promissory Note dated March 7, 2014, and as further amended by that Second Amendment to Promissory Note dated May 9, 2014 and that Third Amendment to Promissory Note dated November 19, 2014 (the “Note”); and (2) a Common Stock Purchase Warrant dated December 27, 2013, and as further amended by that certain First Amendment to Common Stock Purchase Warrant, dated March 7, 2014 and that Second Amendment to Common Stock Purchase Warrant, dated May 9, 2014, and by that Third Amendment to Common Stock Purchase Warrant, dated November 19, 2014 (the “Warrant”);

WHEREAS, Company and Holder entered into that certain Loan Extension Agreement made effective November 14, 2014 (the “Loan Extension Agreement”);

WHEREAS, pursuant to the Warrant, at Holder’s option, the indebtedness represented by the Loan is creditable toward the exercise price of the Warrant; provided that, upon the occurrence of certain events set forth in Section 2.1 of the Warrant, which include, without limitation, the failure of the Company to repay the indebtedness represented by the Note in full on or prior to the Current Maturity Date (as defined below), then in any such events (each, a “Exercise Price Adjustment Event” and collectively, the “Exercise Price Adjustment Events”), the Exercise price of the Warrant shall be reduced to $0.075 per Share;

WHEREAS, based on representations made by the Company, each of the Company and Holder agree that as of the Extension Effective Date, no Exercise Price Adjustment Event has occurred;

WHEREAS, Holder does not have, at no time has Holder ever had, “beneficial ownership” (as defined by the United States Securities and Exchange Commission) of five percent (5%) or more of any class of securities in the Company;

WHEREAS, under the Note (as amended) the Maturity Date is April 7, 2015 (the “Current Maturity Date”), and upon the Current Maturity Date and all outstanding principal and any accrued and unpaid interest becomes due and owing under such Note and is to be immediately paid by the Company to Holder;

WHEREAS, the Company is negotiating an approximate ten million dollar ($10,000,000) senior secured convertible note (“Pending Financing”) with Hudson Bay Master Fund Ltd (“Hudson Bay”) or such other entities as may be the case;

WHEREAS, the funding of approximately nine million five hundred fifty thousand dollars ($9,550,000) of the loan proceeds (the receipt of which shall be deemed the “Full Funding”) after the closing of the Pending Financing is subject to certain conditions, including the Company’s obtaining approval from the various Nicaraguan governmental authorities to drill five wells on the Nicaraguan Concessions that the Company holds;

WHEREAS, the Company will receive an interim funding (the “Interim Financing”) of approximately four hundred fifty thousand dollars ($450,000) of the loan proceeds at the closing of the Pending Financing for short-term working capital;

WHEREAS, Company has requested Holder’s consent to extend the Current Maturity Date to the earlier to occur of (1) the Full Funding of the Pending Financing or (2) April 7, 2016;

WHEREAS, Holder is willing to extend the Loan, the Note, and all related documents, subject to the following conditions: (1) Company issue to holder 200,000 shares of its Common Stock upon execution and Closing of this Agreement; (2) The Exercise Price (as such terms are defined in the Warrant) of the Warrant be reduced to fifty cents (US$00.50), effective upon the Effective Date of this Amendment; (3) Company pay to Holder the sum of fifty thousand US Dollars (US$50,000), to be credited against amounts due under the Note, immediately upon receipt of funding for the Pending Financing; and (4) Company pay to Holder all amounts then due under the Note immediately upon Full funding of such Pending Financing;

WHEREAS, the Company believes that it would be in the best interests of the Company and the stockholders thereof, and the other creditors of the Company other than the Holder, to obtain an extension to the Note from the Holder on the terms and conditions set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Holder agree as follows:

1. Extension. Pursuant to that certain Fourth Amendment to Promissory Note (the “Note Amendment”) by and between the parties hereto of even date herewith, the Note will be amended to amend the Current Maturity Date from April 7, 2015 to the earlier to occur of (1) the Full Funding of the Pending Financing or (2) April 7, 2016 (the “Extended Maturity Date”). Pursuant to that certain Fourth Amendment to Common Stock Purchase Warrant (the “Warrant Amendment”) by and between the parties hereto dated herewith, conforming changes reflecting the Note shall be made to the Warrant. The Note Amendment and the Warrant Amendment shall collectively be referred to herein as the “Amendments”.

2. Amendment to Warrant Exercise Price. Pursuant to the Warrant Amendment by and between the parties hereto effective of even date herewith, the Exercise Price of the Warrant shall be reduced to fifty cents ($0.50) per Share (as such term is defined in the Warrant).

3. Issuance of Common Stock. Upon the Closing of this Agreement, Company will issue to Holder two hundred thousand (200,000) shares of the Company’s Common Stock (the “Shares”).

4. Partial Loan Payment upon Funding of Interim Financing. Immediately upon funding of the Interim Financing, Company shall pay to Holder fifty thousand US Dollars ($50,000) in immediately available funds. Such amount shall be credited towards the outstanding amount of the Loan.

5. Loan Repayment upon Closing of Pending Financing. Immediately upon the Full Funding of the Pending Financing, Company shall pay to Holder all remaining principal and interest outstanding on the Loan.

6. Closing. The transactions contemplated by this Agreement shall close immediately upon satisfaction of the closing conditions set forth below (the “Closing”) at such place and time as may be mutually agreed upon by the parties. Each party’s obligations under this Agreement are contingent upon the following:

i.	Execution of this Agreement, the Note Amendment, and the Warrant Amendment;

ii.	Issuance and delivery by Company of the Shares set forth in Section 3 of this Agreement; and

iii.	Representations and warranties of the other party under this Agreement shall be true, accurate and complete in all material respects.

7. Confirmation of Default Exercise Price. For the purposes of clarity, notwithstanding anything to the contrary contained in this Agreement, or otherwise, in the event that the Note is not repaid in full by the Extended Maturity Date, or if any Exercise Price Adjustment Event shall otherwise occur as set forth in the Warrant, then the Default Exercise Price, as further described in the Warrant, of Seven and One-half Cents ($0.075) per Share shall immediately take effect, provided that, if at any time prior to the Extended Maturity Date (or thereafter), there shall have been or shall be any direct or indirect issuance of shares of Common Stock of the Company, or rights to acquire shares of Common Stock of the Company or rights or securities convertible into the same (including, without limitation, Options or Convertible Securities as defined in the Warrant), in any case at a price per Share less than Seven and One-half Cents ($0.075) per Share, then the Default Exercise Price shall automatically be reduced to the lowest such price at which such shares of Common Stock, or such rights thereto, were issued. The provisions of this Section 2 are without prejudice to or derogation of any other rights, remedies, or privileges that Holder has under the Warrant and the Note.

8. No Defaults; Representations and Warranties. The Company, by execution of this Agreement, hereby represents and warrants that as of the date hereof, that the Company is in compliance with all terms and conditions and covenants set forth in the Note and the Warrant, and that, immediately prior to and after giving effect to the transactions contemplated herein, all of the representations and warranties set forth in the Note and the Warrant are and continue to be true and correct as if made on the date hereof, and that no Event of Default or other breach has occurred, exists, or is continuing with respect to the Note or the Warrant. The Company represents and warrants that this Agreement and the Amendments contemplated herein constitute the legal and binding obligations of the Company, enforceable in accordance with their respective terms, and that no event has occurred, in the time since the execution of the Note or the Warrant or otherwise, which would impair the enforceability of any of the agreements and transactions contemplated herein.

9. No Exercise Price Adjustment Events. The Company, by execution of this Agreement, hereby represents and warrants that as of the date hereof, no Exercise Price Adjustment Events have occurred, exist, or are continuing with respect to the Warrant.

10. Holder Not in Control. The Company hereby acknowledges, affirms, and agrees that the Holder is not in control of Company’s affairs, that none of the covenants or other provisions contained in the Note, the Warrant, this Agreement, or in any other agreement or instrument between them does, shall, or shall be deemed to, give Holder the right or power to exercise control over, or otherwise impede or impair, the day-to-day affairs, operations, management, or existing or prospective contracts or contractual relations of the Company. The Company further acknowledges, affirms, and agrees that at no time has the Holder ever exerted any influence over, impeded, or impaired, the day-to-day affairs, operations, management, existing or prospective contracts or contractual relations of the Company, and further that the Holder has never prohibited or obstructed, or otherwise objected to, the Company undertaking any action or entering into any contract, arrangement or transaction, and further that the Holder has never otherwise interfered with, impeded, or impaired the day-to-day affairs, operations, management, or existing or prospective contracts or contractual relations of the Company, and further that the Holder has never attempted to do any of the foregoing, directly or indirectly, expressly or tacitly, and further acknowledges that the Holder has neither indicated or expressed any plan or intention to do the any of the foregoing. In connection with the foregoing, the Company represents and warrants that its autonomy and freedom of action has in no way been impaired by the actions or omissions of the Holder, except as may be incidental to the Company’s due observance of its contractual obligations set forth in its agreements with the Holder.

11. No Duties. The Company acknowledges and agrees that the relationship between the Company and the Holder is an arm’s length relationship, that they are not joint partners, co-venturers, or otherwise engaged in a legal or constructive partnership relationship of any kind, and that Holder has never had or owed, and does not have or owe, any fiduciary duties to the Company or any of the stockholders or creditors thereof. As of the Extension Effective Date, the Holder is not a stockholder and is not and shall not at any time be construed to be a “controlling stockholder” under any theory of law or equity unless and until the Holder acquires a majority of the voting stock or voting interests of the Company, if ever.

12. Securities Filings. The Company hereby represents, warrants, and agrees that as of the date hereof, and until the occurrence of any Exercise Price Adjustment Events and the effectiveness of the Default Exercise Price as specified in the Warrant, that Holder shall never have been under, and shall not be under, any obligation to make any filings with or reports to the United States Securities and Exchange Commission, including, without limitation, Schedule 13-D, unless, after the Extension Effective Date, there be a material unforeseen unexpected change in the capital structure of the Company, and in which case the Company shall promptly notify the Holder thereof with sufficient time to permit the Holder to make any such necessary filings. To the maximum extent permitted by law, the Company shall indemnify, hold harmless, and reimburse the Holder of any and all costs, expenses, penalties, fees, or the like incurred by Holder in connection with or arising from any noncompliance or violation of any filing or reporting requirements with the Securities and Exchange Commission by Holder arising from, in connection with, or relating to the Note or the Warrant, whether occurring prior to or after the date hereof. Holder’s rights and remedies arising hereunder shall be cumulative with and not in lieu all of Holder’s other rights and remedies, whether arising from the Note, the Warrant, or otherwise. The Company hereby represents and warrants to the Holder that it has not received any communication from the United States Securities and Exchange Commission directly or indirectly pertaining to the Holder or the Holder’s investment in the Company.

13. Loan Extension Agreement. It is the intention and understanding of the parties hereto that neither this Agreement nor the Amendments shall act as or constitute a novation of the Note, and that except as specifically and expressly modified herein or in the Amendments, none of the terms or conditions of the Note, the Warrant, or any other document between them are amended or modified in any way.

14. Construction. This Agreement, once executed and delivered by the parties, is not an “agreement to agree” and no party or its representatives shall at any time take or advocate such a position for any reason. This Agreement shall be governed as to its validity, interpretation, construction, effect and in all other respects by and in accordance with the laws and interpretations thereof of the State of Texas. Unless the context otherwise requires, the use of terms in singular and masculine form shall include in all instances singular and plural number and masculine, feminine and neuter gender.

15. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Texas. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Houston, Texas for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, or in any manner arising in connection with or related to the transactions contemplated hereby or involving the parties hereto whether at law or equity and under any contract, tort or any other claim whatsoever and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing or faxing a copy thereof to such party at the address for such notices as listed in this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. Should any claim be filed to enforce rights under this Agreement or any other instrument or agreement contemplated hereby, the prevailing party as determined by the court shall be entitled to recover its legal costs including, without limitation, reasonable attorney’s fees and associated litigation costs including, but not limited to, expert witness fees, deposition costs, and court costs.

16. Further Assurances. Company agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement. Company agrees that it shall use its best efforts to take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

17. No Draftsman; No Duress; Knowing and Voluntary Agreement. Neither party shall be considered the draftsman of this Agreement, the Amendments, the Note, or the Warrant for any purpose, including, without limitation, for purposes of interpretation of any ambiguity, and in the event that any party is for any reason considered to be the draftsman, no ambiguity or disputed provision shall be construed against the party that is deemed to be the draftsman. Both parties have had consulted legal counsel with respect to the drafting, negotiation, and execution of this Agreement. Neither party is under any duress or compulsion or other obligation to enter into this Agreement. Each party enters into this Agreement knowingly, willingly, and voluntarily. The parties agree and acknowledge that this Agreement was created at the request of the Company, who has requested that the Holder enter into this Agreement. The parties agree and acknowledge that the Holder is entering into this Agreement at the request of the Company. The Company represents and warrants to the Holder that in the best business judgment of the Company and its directors and officers, execution and delivery of this Agreement is in the best interests of the Company and its stockholders and other creditors other than the Holder.

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IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be signed by their duly authorized officers.

Dated: April 7, 2015

INFINITY ENERGY RESOURCES, INC.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Its:	President and Chief Executive Officer

SKM PARTNERSHIP, LTD.

BY SKM MANAGEMENT, LLC
ITS GENERAL PARTNER

By:	/s/ Scott D. Martin
Name:	Scott D. Martin
Its:	Manager of its General Partner